Exhibit 5.1

February 21, 2013

International Shipholding Corporation
11 North Water Street, Suite 18290
Mobile, Alabama 36602

Ladies and Gentlemen:

We have acted as special counsel to International Shipholding Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 250,000 shares of its 9.50% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Shares”) pursuant to (i) the Underwriting Agreement (the “Underwriting Agreement”), dated February 14, 2013, by and among the Company, Incapital LLC and DNB Markets, Inc. (the “Underwriters”) and (ii) the Registration Statement and the Prospectus.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. In conducting our examination, we have assumed without verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, the due authorization, execution and delivery of all documents by all parties other than the Company, and the validity, binding effect and enforceability thereof on all such parties.  As to various questions of fact material to this opinion, we have relied without independent verification upon (i) the accuracy of certificates and other comparable documents of officers and representatives of the Company, (ii) representations and warranties made by the Company in the Underwriting Agreement, (iii) statements made to us in discussions with the Company’s management and (iv) certificates of public officials.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Series A Preferred Shares, when issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

For purposes of the opinion expressed herein, we have assumed that the definitive terms of the Series A Preferred Shares will be established in accordance with the provisions of the Certificate of Designations, Preferences and Rights pertaining to the Series A Preferred Shares that the Company filed on the date hereof with the Secretary of State of the State of Delaware.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.  We express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the Series A Preferred Shares.

This letter has been furnished in accordance with applicable rules promulgated by the Securities and Exchange Commission (the “Commission”), and is expressly limited to the specific issues addressed herein.  We render no opinion, whether by implication or otherwise, as to any other matter relating to the Company or the Series A Preferred Shares or any of the other transactions discussed hereunder.  This letter speaks only as of the date hereof.  We assume no obligation to revise or supplement this letter should presently applicable laws be changed by legislative action, judicial decision or otherwise.

     We consent to the filing of this letter as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Company’s Registration Statement on Form S-3 (Registration No. 333-169899) (the “Registration Statement”), and to the reference to our firm under the caption “Legal Matters” in the prospectus supplement dated February 14, 2013 describing the Series A Preferred Shares and constituting a part of such Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission.

Very truly yours,

/s/ Jones Walker LLP

JONES WALKER LLP
(formerly named Jones, Walker, Waechter,
Poitevent, Carrère & Denègre, L.L.P.)